Exhibit 11.1

                     NEWMIL BANCORP, INC.
           COMPUTATION OF NET INCOME PER COMMON SHARE
             (in thousands except per share amounts)

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

                          Three month                Nine month
                          period ended              period ended
                          September 30,             September 30,
                      2003          2002           2003       2002
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Net income
Net income -
 basic and diluted   $1,939        $1,774         $5,587       $5,262
======================================================================
Weighted Average
 Common and Common
  Equivalent Stock

Weighted average
 common stock
  outstanding
    - basic          4,086          4,283          4,136        4,346

Assumed conversion
 as of the beginning
  of each period or
   upon issuance during
    a period of stock
     options outstanding
      at the end of
       each period     393            470              418        485

Assumed purchase of
 treasury stock during
  each period with
   proceeds from
    conversion of
     stock options
      outstanding at
       the end of
        each period   (186)          (242)            (200)      (247)
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Weighted average
 common and common
  equivalent stock
   outstanding
    - diluted        4,293          4,511            4,354      4,584
=======================================================================
Earnings Per Common
 and Common Equivalent
  Share

Basic                $0.47          $0.41            $1.35      $1.21
=======================================================================
Diluted              $0.45          $0.39            $1.28      $1.15
=======================================================================

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